Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES

INCREASED NET INCOME IN SECOND QUARTER 2013

July 24, 2013

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”), parent company of First Bank of Georgia, today reported net income of $2,119,000, or $0.59 per diluted common share, for the three months ended June 30, 2013, compared to net income of $1,703,000, or $0.47 per diluted common share, for the three months ended June 30, 2012. The Company reported net income of $4,426,000, or $1.24 per diluted common share, for the six months ended June 30, 2013, compared to net income of $2,987,000, or $0.83 per diluted common share for the six months ended June 30, 2012. Book value totaled $16.00 per common share at June 30, 2013.

These earnings represent a 15.28% return on average equity and a 1.83% return on average assets for the six month period ended June 30, 2013, up from an 11.43% return on average equity and a 1.22% return on average assets for the six month period ended June 30, 2012.

Remer Y. Brinson III, President & CEO of the Company, stated “We continue to report very strong quarterly and year to date earnings in 2013 and also continue to reflect a very strong balance sheet and capital position.

We continue to see an improvement in overall credit quality and delinquencies. In addition, we received recoveries of $946,000 from loans previously charged off. As a result we have recorded a year to date credit to the loan loss provision of $1,802,000. New loan demand has increased in the second quarter, however, due to slightly lower loan outstandings, lower loans held for sale and a lower net interest margin, net interest income has declined. Non-interest income remains strong and is led by strong mortgage origination income. These factors, coupled with strong expense control, have resulted in our superior earnings performance.

Bank loans have declined 0.83% since December 31, 2012, and total $263,620,000, while total deposits have increased 1.92% during the year and total $424,974,000. Our capital position remains very strong as evidenced by a Tier 1 Leverage ratio of 11.88% and a Total Risk Based Capital ratio of 17.73%,” Brinson continued.

Brinson continued, “We are pleased to announce that we opened our seventh banking office in Evans, Georgia during the second quarter. This newest office allows us to continue to serve this vital section of our community. Columbia County was recently cited as the 45th fastest growing county in the United States. ”

Georgia-Carolina Bancshares’ Board of Directors declared a quarterly cash dividend of $0.045 per share of common stock payable on August 13, 2013, to shareholders of record as of August 6, 2013.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County (Evans and Martinez), and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash and due from banks	$14,293	$30,279
Securities available-for-sale	152,634	132,760

Loans	263,620	265,831
Allowance for loan losses	(4,961)	(5,954)
Loans, net	258,659	259,877

Loans held for sale at fair value	34,480	48,432
Bank-owned life insurance	9,551	10,001
Bank premises and fixed assets	9,603	8,790
Accrued interest receivable	1,820	1,772
Other real estate owned, net of allowance	4,702	5,876
Federal Home Loan Bank stock	855	1,865
Other assets	9,881	6,523

Total assets	$496,478	$506,175

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$70,247	$70,880
Interest-bearing:
NOW accounts	56,146	57,482
Savings	67,293	64,236
Money market accounts	71,967	54,982
Time deposits of $100,000, and over	102,038	111,537
Other time deposits	57,283	57,839
Total deposits	424,974	416,956

Federal Home Loan Bank and other borrowings	5,500	25,028
Repurchase agreements	3,045	3,333
Other liabilities	6,068	4,533

Total liabilities	439,587	449,850

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,556,648 and 3,528,296 shares issued and outstanding	4	4
Additional paid-in-capital	15,853	15,687
Retained earnings	43,301	39,177
Accumulated other comprehensive income	(2,267)	1,457
Total shareholders' equity	56,891	56,325
Total liabilities and shareholders' equity	$496,478	$506,175

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Interest income	2013	2012	2013	2012
Interest and fees on loans	$3,786	$4,564	$7,670	$9,175
Interest on taxable securities	635	526	1,149	1,040
Interest on nontaxable securities	127	115	243	226
Interest on Federal funds sold and other interest	28	21	34	41
Total interest income	4,576	5,226	9,096	10,482

Interest expense
Interest on time deposits of $100,000 or more	266	429	548	899
Interest on other deposits	275	362	556	739
Interest on funds purchased and other borrowings	4	225	10	450
Total interest expense	545	1,016	1,114	2,088

Net interest income	4,031	4,210	7,982	8,394

Provision for loan losses	(1,200)	125	(1,802)	430

Net interest income after provision for loan losses	5,231	4,085	9,784	7,964

Noninterest income
Service charges on deposits	390	378	760	734
Mortgage banking activities	2,693	2,687	4,697	4,795
Gain (loss) on sale of other real estate	14	(20)	159	6
Gain on sale of securities	78	-	91	1
Other income/loss	626	439	1,883	869

Total noninterest income	3,801	3,484	7,590	6,405

Noninterest expense
Salaries and employee benefits	3,291	2,960	6,365	5,902
Occupancy expenses	367	380	735	777
Other real estate expenses	543	279	702	491
Other expenses	1,667	1,446	3,279	2,861
Total noninterest expense	5,868	5,065	11,081	10,031

Income before income taxes	3,164	2,504	6,293	4,338

Income tax expense	1,045	801	1,867	1,351

Net income	$2,119	$1,703	$4,426	$2,987

Net income per share of common stock
Basic	$0.60	$0.47	$1.25	$0.83
Diluted	$0.59	$0.47	$1.24	$0.83

Dividends per share of common stock	$0.045	$0.040	$0.085	$0.040